Exhibit 14

METALS USA, INC.

CODE OF CONDUCT

TABLE OF CONTENTS

Forward by C. Lourenco Goncalves, President and CEO, Metals USA, Inc.

I.	Business Conduct

II.	Safety; Environmental

III.	Anti-Discrimination; No Retaliation

IV.	Protecting Company Assets
	A.	Company Property
	B.	Company Information Systems
	C.	Company Funds
	D.	Proprietary and Confidential Information
	E.	Responding to Requests for Information

V.	Accuracy of Company Records
	A.	Proper Accounting
	B.	Business Expense Claims
	C.	Record Retention

VI.	Conflicts of Interest
	A.	Outside Employment
	B.	Personal Relationships
	C.	Ownership in Other Businesses
	D.	Gifts and Entertainment
	E.	Service on Boards

VII.	Compliance with Laws
	A.	Antitrust Laws
	B.	Unfair Competition and Deceptive Trade Practices
	C.	Anticorruption Laws
	D.	Import-Export Laws and Antiboycott Laws
	E.	Insider Information and Securities Trading Policy

VIII.	Administration and Enforcement
	A.	Certification
	B.	New Employees and Directors
	C.	Penalties for Violation of the Code
	D.	No Retaliation for Reporting
	E.	Waivers
	F.	Periodic Review and Supplementation

APPENDIX A Reporting Violations

EXHIBIT A Form of Report Letter Required by Metals USA, Inc.’s Code of Conduct

EXHIBIT B Confidential Initial Report

EXHIBIT C Confidential Report Of Supervisor Or Other Recipient Of Initial Report

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Forward

To all Metals USA Employees, Directors, Officers, Consultants and Contractors:

Metals USA (the “Company”) is committed to the highest ethical principles and standards. We value honesty and integrity above all else. Upholding these commitments is essential in our dealings with our customers, vendors, fellow workers and shareholders and to our continued success.

The ethical principles and standards, and applicable laws, which comprise this Code of Conduct (the “Code”) must guide our actions and our behavior. The Code summarizes certain ethical policies and laws which apply to all of us.  The guidelines set forth in the Code are not intended to be a complete guide for every conceivable situation. Instead, it will provide basic ethical principles, laws and regulations which may be applicable to your job.

If you do not understand a provision of the Code, are unsure what actions you should take or not take in a given situation, or wish to report a violation of the Code or any law, you should follow the compliance procedures outlined in this Policy. If there are references to other policies or laws, please obtain and read those policies or laws if they apply to your position with the Company. Think about how the provisions of the Code apply to your job, and consider how you might handle situations to avoid illegal, improper or unethical actions. Our goal is “when in doubt, ask” and “do the right thing.” Failure to follow the provisions of the Code or law or report violations may have serious legal and disciplinary consequences including termination of employment.

I, with other senior officers and our Board of Directors, have carefully reviewed the Code and encourage you to do the same. I have also signed a statement confirming that I will conduct my actions according to its guidelines. I expect you to do the same by signing the required confirmation.

One of our most valuable assets is our reputation. Complying with the principles and standards contained in the Code is the foundation for protecting and enhancing that reputation. Thank you for your commitment.

C. Lourenco Goncalves

President and Chief Executive Officer

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I.                                         Business Conduct

We have built a reputation as a trustworthy and ethical member of our industry and community by conducting business with the highest level of integrity and fairness. We will avoid misrepresentation of facts, manipulation, concealment, misuse of privileged information, fraud or other unfair business practices. It is a serious violation of this policy to engage in any act which is intended, or perceived, to harm the reputation, business, prospects, or operations of the Company, our customers, vendors, employees, officers, directors or shareholders.

II.                                     Safety; Environmental

We are committed to providing a safe work environment. Management and employees have a shared responsibility to promote and preserve a safe, clean, and healthy environment. You must strictly comply with applicable environmental laws and regulations, public policies, and Company safety policies and procedures. The Company, as well as individuals, may be liable for the costs of pollution and other significant civil and criminal penalties for violation of safety and environmental laws. You must make every effort to prevent violations and immediately report any violations (see Appendix A), accident, injury or unsafe equipment, practices or conditions to your supervisor.

III.                                 Anti-Discrimination; No Retaliation

We are committed to providing a conducive work environment for all employees and will not tolerate any conduct that discriminates, whether intentional or not, against an applicant or employee because of race, color, religion, sex (including pregnancy, childbirth or related medical conditions), national origin, age, disability, veteran status or any characteristic protected by law. We will not tolerate discrimination or harassment by anyone – managers, supervisors, co-workers, vendors or our customers. This policy extends to every phase of the employment process, including recruiting, hiring, training, promotion, compensation, benefits, transfers, discipline and termination, layoffs, recalls, and Company-sponsored educational, social and recreational programs.

Display, transmission or internet browsing of sexual sites or images is prohibited.  Communications which contain religious or ethnic slurs, racial epithets or any language that could be construed as harassment or disparagement of others is prohibited.

You are encouraged to report discrimination or harassment and we provide various reporting options as outlined in Appendix A. We will not permit retaliation against an employee for filing a good faith complaint or for cooperating in an investigation. To the extent possible, the Company will keep complaints and the terms of their resolution confidential. The Company will take corrective action including termination if an investigation confirms discrimination occurred.

IV.                                Protecting Company Assets

We have a responsibility to protect Company assets, including physical and intellectual property, from loss, theft, misuse and waste and to ensure Company assets and funds are used only for legal business purposes.

A.            Company Property

The use of employee services, cash, materials, equipment or assets for personal gain is not permitted. Violations include, but are not limited to, personal use of Company vehicles, sale of Company vehicles to employees above or below fair market value, allowing employees to perform personal tasks for others, directing refunds from vendors or suppliers to personal accounts, and the use of Company funds to pay personal expenses unless a supervisor approved advance is submitted in accordance with applicable policies and procedures. You must have signed supervisor approval to remove any Company property, other than cell phones, from work premises and failure to return same will result in disciplinary action, including possible termination.

B.            Company Information Systems

Incidental and occasional personal use of computer systems, networks, software, databases, Internet access, electronic mail, telephones, cell phones, fax or copy machines (collectively referred to as “Information Systems”) is generally permitted if the purpose is legal, there is no significant Company cost and use does not interfere with work responsibilities or jeopardize the security of Company information. Information Systems may not be used to promote outside organizations or solicit commercial ventures, religious or political causes, or other non-Company sanctioned solicitations or activities. The Company owns all e-mail and voice-mail messages sent, received or stored on Company Information Systems. Messages may be monitored without notice or consent and may be disclosed during litigation or governmental inquiry.  All files and records kept on Company computers are the property of the Company.

C.            Company Funds

The use of corporate funds or other assets for any unlawful or fraudulent purpose, including bribes and kickbacks, or for personal use is strictly prohibited. Payments made to any third party to obtain or retain business or any other improper reason are not allowed. No corporate funds shall be contributed, directly or indirectly, to any candidate for public office, campaign funds, political party or organization, whether in the United States or abroad, unless a lawful contribution is approved in advance by the Company’s Chief Executive Officer and the General Counsel.

D.            Proprietary and Confidential Information

Employees shall not directly or indirectly use any proprietary or confidential information, for any purposes not associated with Company activities. Proprietary information is the sole property of the Company. This information includes but is not limited to trade secrets or inventions, techniques, strategies or design, salaries, customer and supplier/vendor lists, pricing, purchasing, sales, marketing and financial information, budgets or forecasts, business plans, bid proposals and contract negotiations, research and development programs.

Confidential information such as business knowledge and information, written or unwritten, acquired or created in the course of employment, and not authorized by management for public distribution shall not be used except as necessary to perform job responsibilities. Confidential information should be shared internally only with others who have a “need to know” and may not be disclosed to any supplier, customer, competitor, friend, relative, financial analyst, reporter or any other third party.

Just as the Company expects its property rights to be observed, we respect the rights of others. You must discuss the situation with your supervisor prior to accepting any offer of confidential information from outside sources. All computer users must take adequate steps to protect Confidential Information stored on the Company systems and networks, and website. You may not intercept or duplicate proprietary or confidential property. You must immediately notify your supervisor of any suspicious activity involving the receipt or transfer of information. Password access for computer systems, networks, and website must not be available to others. Lock or turn off your computer when unattended for extended periods. Laptop computers must be kept in secure locations when not in use.

E.              Responding to Requests for Information

The Chief Executive Officer, Chief Financial Officer and the General Counsel of the Company are designated as the specific representatives (“Designated Representatives”) responsible for monitoring and coordinating the disclosure of information regarding the Company in a manner that protects the confidentiality of the information and ensures compliance with federal and state securities laws.  Requests for information, including statements or comments solicited by the media or government representatives (federal, state or local), must be immediately referred to a Designated Representative. Under no circumstances should an individual release any information about the Company without the prior approval of content and timing of release from a Designated Representative.

V.                                    Accuracy of Company Records

All information, reports and records, including accounts and financial statements, whether for internal purposes or third party dealings, must be timely maintained in reasonable and appropriate detail and must accurately and honestly reflect our transactions. Falsifying records or failure to record funds or assets is a serious offense and may result in prosecution and/or immediate termination.

A.            Proper Accounting

All Company financial transactions and fund expenditures must follow all established procedures and policies, be entered in the regularly maintained books of accounts and supported by adequate documentation. Financial information is provided to our shareholders, investors and government agencies and must conform to our internal control and disclosure procedures as well as to generally accepted accounting principles (“GAAP”) and other laws and regulations, such as those of the Internal Revenue Service and the Securities and Exchange Commission (SEC). Our public communications and reports must contain information that is full, fair, accurate, timely and understandable. In furtherance of these requirements:

1.               No fund or asset shall be established or maintained that is not reflected on the books and records of the Company;

2.               No false, artificial, obscure or misleading entries in the books and records of the Company shall be made; and

3.               No transaction shall be effected and no payment shall be made by or on behalf of the Company with the intention or understanding that the transaction or payment is other than as described in the documentation evidencing the transaction or supporting the payment.

B.            Business Expense Claims

All reimbursable expenses must be directly related to Company business and in accordance with all applicable policies and procedures. Business expenses must be properly supported and submitted for supervisor approval within 30 days of the date the expense was incurred. It is a violation of policy to submit or approve false, misleading, inaccurate or improperly documented claims for business expense reimbursement.

C.            Record Retention

Company records must be retained or purged in accordance with our record retention policies and all applicable laws and regulations. We may be legally required to make our records including reports, informal data such as e-mail, expense records and internal memos available to third parties. It is a crime to alter, destroy, modify or conceal documentation or objects that are relevant to a government investigation or otherwise obstruct, influence or impede an official proceeding. If there is a subpoena or a pending government investigation, you must preserve all records that could pertain to the investigation and immediately contact the Company’s General Counsel.

VI.                                Conflicts of Interest

You must avoid situations or conduct that could compromise Company loyalty, interfere with your job in any way, and/or conflict with the interests of the Company. You must be able to perform duties and exercise good judgment on behalf of the Company without influence from any outside activity, interest or relationship. You must not engage in any activity that assists a competitor or is otherwise in competition with our business. In addition, you must avoid outside activities that embarrass or discredit us. Any time you believe a conflict of interest or perception of a conflict may exist, you must disclose, in writing, the potential conflict of interest to your supervisor.

A.            Outside Employment

Performing other work after hours is not in itself a violation of the Code. However, the activity must be separate from the job you perform for us and must not interfere with your ability to devote the time and effort needed to fulfill the requirements of your job to the best of your ability. You may not conduct outside work or personal business on Company time or use Company supplies, personnel, equipment or resources. Additionally, you must not support or promote the sale of services or products to us for your personal gain. You must disclose, in writing, to your supervisor any outside work or activity that may violate or be perceived to violate this policy.

B.            Personal Relationships

If you are in a position to deal directly with or influence the decision to work with an organization for which a family member or personal relationship works or has a significant financial interest, you must disclose the situation, in writing, to your supervisor before conducting business on our behalf.

Assisting a family member or personal relationship in their business or outside activities to the extent it interferes with your ability to devote full time and effort to your job duties is a conflict of interest.

You must make any work related decisions such as employment, work assignments, promotion, and compensation, on the basis of qualification and merit and avoid giving an unfair advantage to anyone due to a personal relationship. You must disclose, in writing, to your supervisor any direct or indirect reporting involving a family or personal relationship.

C.            Ownership in Other Businesses

Investments can sometimes cause a conflict of interest. In general, you should not own, directly or indirectly, a significant financial interest in any company that does business with us, seeks to do business with us or competes with us. You must disclose, in writing, to your supervisor if you or a family member has a significant financial interest in a company with whom we do business, propose to do business or with whom we compete.

D.            Gifts and Entertainment

We must treat all business relationships fairly and impartially. Therefore, we must not give or accept gifts, entertainment or gratuities that could influence or be perceived to influence business decisions. Misunderstandings can usually be avoided when the Company conducts business ethically and refuses to seek or grant special considerations. Although this policy generally excludes gifts worth less than $50, multiple small gifts or favors over a short period of time are improper.

E.              Service on Boards

Serving as a director or on a standing committee of an organization, including government agencies may create a conflict. You must disclose, in writing, to your supervisor before accepting an appointment to the board or a committee of any organization.

VII.                            Compliance with Laws

It is the policy of the Company to conduct business in compliance with all applicable laws, rules and government regulations. Although we address several important legal areas in the Code, we cannot anticipate every possible situation. It is your responsibility to know and comply with the law, conduct all activities in an ethical manner, and report any violations of the law or the Code as set forth herein.

A.            Antitrust Laws

Antitrust laws are designed to ensure a fair and competitive marketplace by prohibiting various types of anticompetitive behavior. Avoid discussions with our competitors regarding pricing, terms and conditions, costs, marketing plans, customers and any other proprietary or confidential information.  The following actions are clearly prohibited by this policy and various antitrust laws:

•                  Agreements or understandings among competitors to: Raise, lower, fix or control prices or to otherwise agree on pricing policy, discounts, promotions or terms or conditions of sale; Boycott specified suppliers or customers; Allocate products, territories, or markets; or Limit the production or sale of products or product lines.

•                  Selling products at a below-cost price in an attempt to force a competitor out of business or to sell a product on condition that the buyer will not buy products from a seller’s competitor.

B.            Unfair Competition and Deceptive Trade Practices

The Federal Trade Commission Act (“FTC Act”) and this policy prohibits “unfair methods of competition” and “unfair or deceptive acts or practices.” Many actions not otherwise violating the letter of other antitrust laws, may violate the FTC Act, state antitrust laws, or deceptive trade practices laws. The following are examples, but not an exhaustive list, of conduct which has been found to constitute unfair competition or deceptive acts or practices:

•                  Commercial bribery, including payments made by a seller to its own or a competitor’s customer to induce purchases of the seller’s products;

•                  Coercion, intimidation or scare tactics directed against customers, prospective customers, competitors, or suppliers;

•                  Offering special benefits to distributors who exclude competing product lines;

•                  Acquiring competitors’ trade secrets by unfair means, including espionage;

•                  Making false or deceptive statements or comparisons about competitors or their products, business practices, financial status, or reliability;

•                  Misrepresenting the price, composition, effectiveness, quality or other characteristics of a product;

•                  Making an affirmative product claim without a reasonable basis; and

•                  Representing our products as those of another manufacturer, such as by simulating a competitor’s advertising labels or trademarks.

C.            Anticorruption Laws

An acceptable practice in the private business sector may be improper or illegal when dealing with government officials. “Government officials” include any level government employee anywhere in the world or employees of government-controlled entities, as well as political parties and candidates for political office. You should consult with our General Counsel to be sure that you understand the applicable laws before dealing with a government official on the Company’s behalf.

D.            Import-Export Laws and Antiboycott Laws

We are committed to full compliance with all applicable U.S. laws governing imports, exports and when conducting business with non-U.S. entities. These laws limit the types of products that may be imported and the manner of importation as well as prohibit exports and most other transactions with certain countries, and cooperation with or participation in foreign boycotts of countries not boycotted by the U.S.

E.              Insider Information and Securities Trading Policy

Ethical standards and federal law prohibit reacting to non-public information when trading or recommending trading of Company stock, or buying or selling securities of customers, suppliers or other entities with which we have a relationship. The Company is obligated by various federal and state laws and regulations to make prompt, full, and fair public disclosure of information which may be expected to materially affect the market, unless such disclosure would be inappropriate under the circumstances. It is illegal to disclosure such information to one person, a small group of persons, but not to the public.

Investment in Company stock by Company officers, directors and employees is generally desirable and not discouraged. However, such investments must be made with extreme caution of any appearance of impropriety and with recognition of the legal prohibitions against the misuse of insider information.  All large stockholders (10% or more), executive officers, and directors are required to timely report to the Securities Exchange Commission (“SEC”), their beneficial ownership of the Company securities upon becoming a director, executive officer or large stockholder, and thereafter as appropriate to reflect any changes in their beneficial ownership of the Company’s securities or stock options. Also, because the SEC requires the Company to disclose in its annual Form 10-K and proxy statement the name of any director or executive officer that fails to comply with the filing requirements of Section 16(a), it is the policy of the Company that all transactions by directors and executive officers in the Company’s securities, including the preparation of all Section 16(a) reports, be cleared with the General Counsel to avoid any embarrassment for failure to comply with reporting requirements.

Regardless of your position within the Company, you must not purchase or sell, or advise third parties to purchase or sell, Company stock due to knowledge which is not yet publicly disseminated (commonly referred to as “insider information”). After the release to the public of material information (i.e. quarterly or annual earnings), individuals may trade for a period beginning 48 hours after the release and ending 30 days thereafter. Furthermore, employees, officers and directors who purchase Company stock in the open market are encouraged to hold that stock for a minimum of six months. (Note: the SEC’s short-swing profit rule (Section 16(a) of the Securities Exchange Act of 1934) already restricts the Company’s directors and senior officers from “buying and selling” or “selling and buying” Company’s stock within any six month time period. We recommend that all employees who have “inside information” to observe this rule.)

VIII.                        Administration and Enforcement

Company management and employees are equal partners in ethical and legal behavior and full adherence to the Code. In furtherance of these responsibilities the Company has adopted the following:

A.            Certification

The Code shall be distributed to all officers, directors, employees, consultants and independent contractors, and other personnel as designated by the Company’s Chief Executive Officer. Each recipient of the Code must submit a Report Letter (Exhibit “A”) to be reviewed by the Company’s General Counsel, who shall submit a report to the Company’s Board of Directors no later than the meeting of shareholders in each year. All information disclosed in the annual report letters, shall be treated on a confidential basis, except to the extent reasonably necessary to protect the Company’s interests.

B.            New Employees and Directors

The Code will be distributed to all officers, directors, employees, consultants, independent contractors and other personnel (as designated by the Company’s Chief Executive Officer) who must submit a Report Letter within thirty (30) days of employment, appointment, or election to the Company’s General Counsel.

C.            Penalties for Violation of the Code

Violations of the Code, including failing to report a violation or withholding relevant information will result in disciplinary action, including immediate termination and civil remedies for any monetary loss we suffer. Your admission of a violation, the degree of your cooperation and whether the violation was intentional or unintentional will be considered in any disciplinary action decisions.

D.            No Retaliation for Reporting

We will not retaliate or tolerate harassment or intimidation against anyone who, in good faith, reports a suspected violation of law or the Code. In addition, federal “whistleblower” laws protect employees from discrimination or harassment for providing information to us or governmental authorities pertaining to workplace safety, the environment, securities fraud and fraud against shareholders.

E.              Waivers

A request for a waiver of the Code must be submitted in writing to the Company’s General Counsel for approval. A waiver of any provision of the Code for a director or an executive officer must be approved by the Board of Directors or its designated committee and will be promptly disclosed to the extent required by law or regulation.

F.              Periodic Review and Supplementation

The Company’s General Counsel is charged with the responsibility of reviewing applicable changes in laws and recommending changes to the Code to the Company’s Audit Committee. The Audit Committee shall continuously review, assess and make appropriate recommendations for changes to the Code for approval by the Board of Directors.

Accordingly, amendments to and revisions of the Code may be adopted from time to time. Such changes will become effective upon their adoption by the Board of Directors and copies thereof will be circulated as promptly as practicable. Since designated personnel are obligated to observe applicable laws and regulations, failure to receive and review a copy of any amendment or revision will not be an acceptable excuse for a failure to observe any applicable law or regulation of which the recipient had knowledge or reasonably should have had knowledge.

APPENDIX A

Reporting Violations

Obligation to Report Violations

Company directors, officers and employees, consultants or independent contractors have an affirmative obligation to report any known or suspected violations of the Code in accordance with the requirements set forth below:

1.                                      Initial Report

(a)                                  Anyone who acquires information that a employee or representative is engaged in conduct prohibited by the Code or any applicable law or regulation, must promptly report (in writing, by telephone call, electronically or in person) such information to:

•                  Facility Supervisor or Manager

•                  Director of Human Resources;

•                  The Company’s General Counsel;

•                  The Company’s Compliance Hotline; or

•                  www.mysafeworkplace.com (anonymous reporting option)

These alternatives are provided to encourage and assure direct and open communication between the Company and its officers, directors and employees regarding potential violations. Anyone providing a written or verbal report of a known or suspected violation should provide as much information as possible, so that the Company has adequate information to conduct an investigation of the matter. Written reports of prohibited conduct under this Section should be made on the form attached as Exhibit “B”.

(b)                                 Compliance Hotline / mysafeworkplace.com

Anyone who (1) reasonably believes that a report of a violation would not be addressed by his/her supervisor; (2) fears repercussions from his/her supervisor or other persons; or (3) wishes to remain anonymous, may report suspected or known prohibited conduct to the Company Compliance Hot Line at 1-888-871-8701 Ext. 300, or to My Safe Workplace at 800-461-9330 or www.mysafeworkplace.com ..

(c)                                  Company directors, officers and employees also have an affirmative obligation to report any attempts by anyone to manipulate information or to fail to provide less than complete and accurate information in response to the reporting obligations required by this Policy.

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2.                                      Further Reporting.

If any supervisor receives an initial report from anyone of any actual or suspected deviation from the Code, he/she will promptly document the pertinent facts and file a report with the Company’s General Counsel, on the form attached as Exhibit “C”. Upon anyone’s receipt of any report (whether oral, written or in person) regarding an actual or suspected deviation from the Code, and regardless of the source of such report (directly from the reporting person, from the supervisor, from the hotline, etc.) a copy of the report or a summary of the substance of the report shall be provided to the Company’s General Counsel, who shall forward a copy to the Company’s Chief Executive Officer.

3.                                      Investigation and Resolution.

The Company’s General Counsel shall be responsible for promptly conducting an investigation of the alleged violation(s) and recommending a resolution to the Company’s Chief Executive Officer.

4.                                      Records.

Records of the initial report, subsequent reports, and final resolution of the matter shall be maintained by the Company’s General Counsel.

5.                                      Quarterly Reporting to Company Board of Directors.

The Company’s General Counsel shall report to the Company’s Board of Directors, on a quarterly basis, any significant events related to the Code and any efforts, investigations or reporting conducted.

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EXHIBIT A

Form of Confirmation Letter Required by Metals USA, Inc.’s

Code of Conduct

I have read and understand the Code of Conduct of Metals USA, Inc. dated December 1, 2004 (the “Metals USA Code”).

To the best of my knowledge and belief, neither I nor any member of my immediate family has any interest or connection, or engaged in any activity, that might contravene the terms of the Metals USA Code. Furthermore, I am not aware of any officer, director, or other employee subject to the Metals USA Code who has engaged in any activity that might contravene the terms of the Metals USA Code. The foregoing statements are true (check one box):

☐            Without exception.

☐            Except as reported in full detail on a separate sheet attached to this report letter.

(Signature)

(Printed Name)

(Position)

Building Products Group

Plates & Shapes

Flat Rolled Group

I Solutions

Corporate

(Facility Address)

(Date)

Mail directly to:

Metals USA, Inc.

Attn: General Counsel

One Riverway, Suite 1100

Houston, TX 77056

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EXHIBIT B

Confidential Initial Report

POSSIBLE DEVIATION FROM CODE OF CONDUCT

This form is to be used by an employee to directly report to his/her supervisor, Human Resources Director, Metals USA, Inc.’s General Counsel, or Metals USA, Inc.’s Chief Financial Officer a possible deviation from the Company’s Code of Conduct. It should be hand-delivered or mailed in a confidential envelope addressed by name to one of the above persons. In all cases where this report is delivered to a supervisor, a copy should also be delivered by the employee to Metals USA, Inc.’s General Counsel.

Code of Conduct deviation reported:  (Please supply as much information as possible.)

(Continue on reverse side if more space is required)

Report made by:

Print Name:
Title:	Location/Department:

It is important that the recipient be able to follow up with the person filing this report if more information is needed or some elements of the report are unclear. Indicate the most convenient method to contact you:

Work phone and extension:
Home Phone:
Other:

(All information in this report will be kept in strictest confidence and the name of the person making the report will not be disclosed to persons other than those responsible for administering the Code of Conduct.)

Signature of Reporter:	Date:
Date received by Metals USA, Inc.’s Human Resources Director, General Counsel or Chief Financial
Officer:

EXHIBIT C

CONFIDENTIAL REPORT OF

SUPERVISOR OR OTHER RECIPIENT OF INITIAL REPORT

Each report of a potential deviation from the Code of Conduct made to a Supervisor by an employee is to be documented as soon as the issue is reported, recording any advice given to the employee. This Report is then to be forwarded in a confidential envelope to Metals USA, Inc.’s General Counsel.

Reported Deviation from Code of Conduct:

(Continue on reverse side if necessary.)

Report made by:	Title:

Advice or response given (if any)

Supervisor/Other Person completing report:

Print Name:
Title:
Date Report Completed:
Signature:
Date Received by Metals USA, Inc.’s General Counsel:	Initials: